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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2009, relating to the financial statements and financial highlights which appear in the September 30, 2009 Annual Report to Shareholders of each of the funds comprising SPDR Index Shares Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information", "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2010